EXHIBIT 10b



TRIANGLE BANCORP (Logo)                                           P.O. Box 19178
                                              Raleigh, North Carolina 27619-9178

NEWS RELEASE

                                                           For more information:
                               Michael S. Patterson, Chairman, President and CEO
                                           Debra L. Lee, Chief Financial Officer
                                                                  (919) 881-0455


FOR IMMEDIATE RELEASE:                                            March 27, 1997


                  TRIANGLE BANCORP, INC. ANNOUNCES MERGER WITH
                              BANK OF MECKLENBURG

     Raleigh....Triangle Bancorp, Inc. (Triangle) has executed a letter of intent to acquire all of the capital stock of Bank of Mecklenburg, Charlotte, North Carolina, announced Michael S. Patterson, chairman and CEO of Triangle. Under the terms of the agreement, Bank of Mecklenburg will operate as a subsidiary of Triangle. The transaction will be a tax free stock-for-stock exchange which is presently structured, subject to due diligence review by both parties and a definitive agreement, as an exchange of one share of Triangle Bancorp common stock for each share of Bank of Mecklenburg's common stock. As of December 31, 1996, Triangle, headquartered in Raleigh, reported total assets of $971 million, while Bank of Mecklenburg reported total assets of $270 million. At the completion of the merger, Triangle will have assets in excess of $1.2 billion.

     Regarding the merger, Patterson said, "We are excited about the opportunities this merger creates for our shareholders. Mecklenburg County is one of the premier growth areas in the nation and Bank of Mecklenburg's directors, management and staff have created a strong community banking organization. Together, we will build on that success."


                                     -more-

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     In remarks on the proposed transaction, John Ketner, president and CEO of
Bank of Mecklenburg, said, "Everyone at Bank of Mecklenburg is pleased to have a merger partner that is committed to serving our customers and communities with an expanded product line through our current offices in Charlotte. Triangle's strength and proven track record make this a positive step for all."

     Triangle Bancorp is the holding company of Triangle Bank, which operates 45 offices in the Triangle area and eastern North Carolina.

     The merger is subject to satisfaction of a number of conditions, including negotiation of a definitive merger agreement, approval by the stockholders of Bank of Mecklenburg and action by applicable regulatory agencies. It is anticipated that the merger process will be completed during the 4th quarter of 1997.


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